Exhibit 23.7

KPMG LLP
Chartered Accountants	Telephone	(780) 429-7300
10125 – 102 Street	Telefax	(780) 429-7379
Edmonton AB T5J 3V8	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 2, 2011, except as to notes 27 and 28, which are as of July 25, 2011, with respect to the consolidated balance sheets of Capital Power Income L.P. as of December 31, 2010, 2009 and 2008, and the related consolidated statements of income and loss, partners’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Edmonton, Canada
August 8, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.